Exhibit 99.1

News Release

Investor Relations: Rich Nelson +1 646 654 4602

Media Relations: Ed Dandridge +1 646 654 8656

THE NIELSEN COMPANY REPORTS THIRD QUARTER 2010 RESULTS

New York, USA – October 28, 2010 – The Nielsen Company B.V., a leading global information and measurement company, today announced its financial results for the quarter and nine months ended September 30, 2010.

Reported revenues for the three months ended September 30, 2010 were $1,289 million, an increase of 5% over reported revenues for the three months ended September 30, 2009 of $1,227 million. Excluding the impact of currency fluctuations*, revenues for the three months increased 7%.

Reported operating income for the three months ended September 30, 2010 was $201 million compared to an operating loss of $326 million for the three months ended September 30, 2009. The 2010 results included $11 million of charges relating to restructuring costs. The 2009 results included $524 million of charges relating to the September 2009 impairment of goodwill and other intangible assets as well as restructuring. Adjusting for these items and excluding the impact of currency fluctuations*, operating income increased 10%.

Reported revenues for the nine months ended September 30, 2010 were $3,755 million, an increase of 7% over reported revenues for the nine months ended September 30, 2009 of $3,511 million. Excluding the impact of currency fluctuations*, revenues for the nine months increased 6%.

Reported operating income for the nine months ended September 30, 2010 was $515 million compared to an operating loss of $42 million for the nine months ended September 30, 2009. The 2010 results included $33 million of charges relating to restructuring costs. The 2009 results included $533 million of charges relating to the September 2009 impairment of goodwill and other intangible assets as well as restructuring. Adjusting for these items, operating income, on a constant currency basis*, increased 10%.

Covenant earnings before interest, taxes, depreciation and amortization and other adjustments permitted under our senior secured credit facilities (“Covenant EBITDA”) was $1,415 million for the twelve months ended September 30, 2010. Covenant EBITDA is a non – GAAP measure. See “Covenant EBITDA” below for a reconciliation of Income from continuing operations of $191 million for the twelve months ended September 30, 2010 to Covenant EBITDA.

As of September 30, 2010, total debt was $8,571 million, and cash balances were $420 million. Capital expenditures were $226 million for the nine months ended September 30, 2010, compared with $204 million for the nine months ended September 30, 2009.

Conference Call and Webcast

The Nielsen Company will hold an earnings conference call, hosted by The Nielsen Company’s Chief Financial Officer Brian J. West, at 9:00 a.m. U.S. Eastern Time (ET) on October 28, 2010. The call will be audio-webcast live at http://en-us.nielsen.com/main/about/investor_relations and an archive will be available on the website after the call. In addition, a link to the company’s quarterly financial report on Form 10-Q has been posted at http://en-us.nielsen.com/main/about/investor_relations.

Forward-looking Statements

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as ‘expect’, ‘should’, ‘could’, ‘shall’ and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include without limitations general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, as well as legal and regulatory rules affecting Nielsen’s business. This list of factors is not intended to be exhaustive. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events, or other factors.

About The Nielsen Company

The Nielsen Company is a global information and measurement company with leading market positions in marketing and consumer information, television and other media measurement, online intelligence, mobile measurement, trade shows and related properties. The privately held company has a presence in approximately 100 countries, with headquarters in Diemen, the Netherlands and New York, USA. For more information, please visit www.nielsen.com.

NOTE: Additional detail regarding results (tables, etc.), can be found in the PDF download version of this release.

*	We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results.

Results of Operations – Three Months Ended September 30, 2010 and 2009

The following table sets forth, the amounts included in our Condensed Statements of Operations for the three months ended September 30, 2010 and 2009:

	Three Months Ended September 30, (unaudited)
(IN MILLIONS)	2010	2009
Revenues	$1,289	$1,227

Cost of revenues, exclusive of depreciation and amortization shown separately below	521	521
Selling, general and administrative expenses exclusive of depreciation and amortization shown separately below	414	365
Depreciation and amortization	142	143
Impairment of goodwill and other intangibles	—	527
Restructuring costs/(credits)	11	(3)

Operating income/(loss)	201	(326)

Interest income	1	2
Interest expense	(169)	(168)
Loss on derivative instruments	(5)	(21)
Foreign currency exchange transaction losses, net	(5)	(21)

Income /(loss) from continuing operations before income taxes, and equity in net income/(loss) of affiliates	23	(534)
(Provision)/benefit for income taxes	(2)	99
Equity in net income/(loss) of affiliates	1	(33)

Income/(loss) from continuing operations	22	(468)
Discontinued operations, net of tax	(11)	(58)

Net income/(loss)	11	(526)
Less: net income attributable to noncontrolling interests	—	1

Net income/(loss) attributable to The Nielsen Company B.V.	$11	$(527)

Results of Operations – Nine Months Ended September 30, 2010 and 2009

The following table sets forth, the amounts included in our Condensed Statements of Operations for the nine months ended September 30, 2010 and 2009:

	Nine Months Ended September 30, (unaudited)
(IN MILLIONS)	2010	2009
Revenues	$3,755	$3,511

Cost of revenues, exclusive of depreciation and amortization shown separately below	1,569	1,484
Selling, general and administrative expenses exclusive of depreciation and amortization shown separately below	1,219	1,127
Depreciation and amortization	419	409
Impairment of goodwill and other intangibles	—	527
Restructuring costs	33	6

Operating income/(loss)	515	(42)

Interest income	3	6
Interest expense	(491)	(480)
Loss on derivative instruments	(17)	(54)
Foreign currency exchange transaction gains, net	140	10
Other income/(expense), net	9	(11)

Income/(loss) from continuing operations before income taxes, and equity in net income/(loss) of affiliates	159	(571)
(Provision)/benefit for income taxes	(14)	124
Equity in net income/(loss) of affiliates	1	(25)

Income/(loss) from continuing operations	146	(472)
Discontinued operations, net of tax	(19)	(58)

Net income/(loss)	127	(530)
Less: net income attributable to noncontrolling interests	1	2

Net income/(loss) attributable to The Nielsen Company B.V.	$126	$(532)

Covenant EBITDA

The following is a reconciliation of our loss from continuing operations, for the twelve months ended September 30, 2010, to Covenant EBITDA as defined below per our senior secured credit facilities:

(IN MILLIONS)	Covenant EBITDA Twelve Months ended September 30, 2010 (unaudited)
Income from continuing operations	$191
Interest expense, net	651
Benefit for income taxes	(57)
Depreciation and amortization	567

EBITDA	1,352
Non-cash charges	18
Unusual or non-recurring items	(80)
Restructuring charges and business optimization costs	102
Sponsor monitoring fees	12
Other	11

Covenant EBITDA	$1,415

Note: Covenant EBITDA is a non-generally accepted accounting principle (“GAAP”) measure used to determine our compliance with certain covenants contained in our senior secured credit facilities. Covenant EBITDA is defined in our senior secured credit facility as net income (loss) from continuing operations, as adjusted for the items summarized in the table above. Covenant EBITDA is not a presentation made in accordance with GAAP, and our use of the term Covenant EBITDA varies from others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. Covenant EBITDA should not be considered as an alternative to net income/(loss), operating income or any other performance measures derived in accordance with GAAP as measures of operating performance or cash flows as measures of liquidity. Covenant EBITDA has important limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. For example, Covenant EBITDA:

•	excludes income tax payments;

•	does not reflect any cash capital expenditure requirements;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	does not reflect management fees that are payable to the Sponsors;

•

does not reflect the impact of earnings or charges resulting from matters that we and the lenders under our new senior secured credit facility may consider not to be indicative of our ongoing operations.

In particular, the definition of Covenant EBITDA allows us to add back certain non-cash and non-recurring charges that are deducted in determining net income. However, these are expenses that may recur, vary greatly and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent a reduction of cash that could be used for other corporate purposes.

Because of these limitations we rely primarily on our GAAP results. However, we believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Covenant EBITDA is appropriate to provide additional information to investors to demonstrate compliance with our financing covenants.